Exhibit 4.14

Date 9 May 2008

DANAOS CORPORATION

as Borrower

- and -

CREDIT SUISSE

as Lender

LOAN AGREEMENT

relating to a secured term loan facility of US$221,600,000 to provide pre and post-delivery finance for the acquisition of three container carrier newbuildings having Builder’s Hull Nos. 1699, S4003 and N-214 from Samsung Heavy Industries Co. Ltd., Sungdong Shipbuilding & Marine Engineering Co. Ltd. and Hanjin Heavy Industries & Construction Co. Ltd. respectively

WATSON FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	17

3	DRAWDOWN	17

4	INTEREST	18

5	INTEREST PERIODS	19

6	DEFAULT INTEREST	20

7	REPAYMENT AND PREPAYMENT	21

8	CONDITIONS PRECEDENT	23

9	REPRESENTATIONS AND WARRANTIES	24

10	GENERAL UNDERTAKINGS	26

11	CORPORATE UNDERTAKINGS	30

12	INSURANCE	31

13	SHIP COVENANTS	36

14	SECURITY COVER	40

15	PAYMENTS AND CALCULATIONS	42

16	APPLICATION OF RECEIPTS	43

17	APPLICATION OF EARNINGS	43

18	EVENTS OF DEFAULT	44

19	FEES AND EXPENSES	48

20	INDEMNITIES	49

21	NO SET-OFF OR TAX DEDUCTION	51

22	ILLEGALITY, ETC	51

23	INCREASED COSTS	52

24	SET-OFF	53

25	TRANSFERS AND CHANGES IN LENDING OFFICES	53

26	VARIATIONS AND WAIVERS	54

27	NOTICES	55

28	SUPPLEMENTAL	56

29	LAW AND JURISDICTION	56

SCHEDULE 1 DRAWDOWN NOTICE		58

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS		59

SCHEDULE 3 AMOUNT OF ADVANCES		62

SCHEDULE 4 FORM OF COMPLIANCE CERTIFICATE		64

SCHEDULE 5 MANDATORY COST FORMULA		65

SCHEDULE 6 DESIGNATION NOTICE		67

EXECUTION PAGE		68

THIS LOAN AGREEMENT is made on          May 2008

BETWEEN:

(1)                                DANAOS CORPORATION being a corporation domesticated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands as Borrower.

(2)                                CREDIT SUISSE acting through its office at St. Alban-Graben 1-3, PO Box CH-4002 Basel, Switzerland as Lender.

WHEREAS

The Lender has agreed to make available to the Borrower a facility of up to the lesser of (a) US$221,600,000 and (b) 80 per cent of the aggregate Delivered Costs of the Ships, for the purpose of part-financing the Delivered Cost of each Ship. The facility shall be divided into three Tranches, Tranche A may be available in three Advances and each of Tranche B and Tranche C may be made available in up to four Advances.

The Borrower may, if it wishes, from time to time hedge its exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Lender.

IT IS AGREED as follows:

1                                         INTERPRETATION

1.1                               Definitions.  Subject to Clause 1.5, in this Agreement:

“Advance”  means the principal amount of each borrowing by the Borrower under this Agreement;

“Applicable Accounts” means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows, together with related notes, of the Borrower’s Group set out in the annual financial statements or quarterly financial statements of the Borrower’s Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrower is obliged to deliver to the Lender pursuant to Clause 10.6 and which accounts are to be prepared in accordance with Clause 10.7);

“Approved Broker”  means each of Arrow Sale & Purchase (UK) Ltd., Braemer Seascope Ltd., Galbraith’s Limited, Howe Robinson & Co. Ltd., H. Clarkson & Company Limited, Simpson Spence & Young and any other independent sale and purchase shipbroker as may be approved by the Lender from time to time;

“Approved Flag”  means such flag as the Lender may, in its absolute discretion, approve as the flag on which a Ship shall be registered;

“Approved Flag State”  means any country in which the Lender may, in its sole and absolute discretion, approve that a Ship be registered;

“Approved Manager”  means, in relation to a Ship, Danaos Shipping Co. Ltd., a company incorporated in Cyprus having its registered office at Libra House, 16 P. Caterari Street, Nicosia, Cyprus or any other company which the Lender may approve from time to time as the commercial, technical and/or operational manager of that Ship;

“Approved Manager’s Undertaking”  means in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Lender and in the terms required by the Lender, agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating its rights against such Ship and the Owner thereof to the rights of the Lender under the Finance Documents, in such form as the Lender may approve or require;

“Availability Period”  means the period commencing on the date of this Agreement and ending on:

(a)                                in the case of Tranche A, 30 June 2009 or any later date allowed pursuant to Article VIII of Shipbuilding Contract A (or such later date as the Lender may agree with the Borrower); or

(b)                               in the case of Tranche B, 31 August 2009 or any later date allowed pursuant to Article VIII of Shipbuilding Contract B (or such later date as the Lender may agree with the Borrower); or

(c)                                in the case of Tranche C, 30 November 2009 or any later date allowed pursuant to Article VIII of Shipbuilding Contract C (or such later date as the Lender may agree with the Borrower); or

(d)                               if earlier, the date on which the relevant Tranche is fully borrowed, cancelled or terminated;

“Bareboat Charter Security Agreement”  means, in relation to Charterparty C, an agreement or agreements whereby the Lender receives an assignment of the rights of Expresscarrier under the Charterparty C and certain undertakings from Expresscarrier and YM and, if so agreed by the Lender agrees to give certain undertakings to YM, in such form as the Lender may agree or require;

“Bareboat - equivalent Time Charter Income”  means, in relation to each Ship, the aggregate charter hire due and payable to the Owner of that Ship for the remaining unexpired term of the Charter or other contract of employment relative to that Ship at the relevant time (excluding any option periods (as that term is defined in Clause 14.5(a)) less the aggregate operating expenses of that Ship as determined by the Borrower and certified to the satisfaction of the Lender for the same period;

“Blacksea”  means Blacksea Marine Inc., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Book Net Worth”  means, as of any Compliance Date, the aggregate of value of the stockholders’ equity of the Borrower’s Group as shown in the Applicable Accounts;

“Borrower”  means Danaos Corporation, a corporation domesticated and existing under the laws of the Marshall Islands and having its registered office at Trust Company House, Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Boxcarrier”  means Boxcarrier (No. 3) Corp., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Builder A”  means Samsung Heavy Industries Co. Ltd., a company organised and existing under the laws of the Republic of Korea, with its registered office at 647-9, Yeoksam-Dong, Kangnam-ku, Seoul, Korea;

“Builder B”  means Sungdong Shipbuilding & Marine Engineering Co. Ltd., a company organised and existing under the laws of the Republic of Korea, with its registered office at 1609-2 Hwang-li, Guangdo-myeon, Tongyoung-si, Gyeongnam, 650-827, Korea;

“Builder C”  means Hanjin Heavy Industries & Construction Co. Ltd., a company organised and existing under the laws of the Republic of Korea, with its registered office at 29, 5-Ga, Bongnae-Dong, Youngdo-Gu, Busan (606-796), Korea;

“Builders”  means together Builder A, Builder B and Builder C, and in the singular means any of them;

“Business Day”  means a day on which banks are open in Basel, Piraeus and (in relation to any payment to be made to the Builder) Seoul and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Cash and Cash Equivalents”  means the aggregate of:

(a)                                the amount of freely available credit balances on any deposit or current account;

(b)                               the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lender issued by a prime international bank; and

(c)                                the market value of equity securities (if and to the extent that the Lender is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Lender) by the Borrower or any of its subsidiaries where:

(i)                                   the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender; and

(ii)                                the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

“Charterers”  means, together ZIM, CMA CGM and YM, and in the singular means any of them;

“Charterparties”  means, together, Charterparty A, Charterparty B and Charterparty C, and in the singular means any of them;

“Charterparty A”  means the time charterparty made or to be made between Blacksea and ZIM as charterer in respect of Ship A for a duration of at least 12 years at a net daily charter hire rate of at least $22,550 on terms acceptable in all respects to the Lender;

“Charterparty B”  means the time charterparty made or to be made between Boxcarrier and CMA CGM as charterer in respect of Ship B for a duration of at least 12 years at a net daily charter hire rate of at least $34,350 on terms acceptable in all respects to the Lender;

“Charterparty C”  means the bareboat charterparty made or to be made between Expresscarrier and YM as charterer in respect of Ship C for a duration of at least 18 years at a net daily charter hire rate of at least $26,500 on terms acceptable in all respects to the Lender;

“Charterparty Assignment”  means, in relation to a Ship, a deed of assignment of the rights of the relevant Owner in respect of a Charterparty relating thereto, in such form as the Lender may approve or require and in the plural means all of them;

“CMA CGM”  means CMA CGM S.A., a company incorporated in France and acting through its office at, Marseille, France;

“Commitment”  means $221,600,000 as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Compliance Date”  means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the Borrower prepares the consolidated financial statements which it is required to deliver pursuant to Clause 10.6);

“Confirmation” and “Early Termination Date”, in relation to any continuing Transaction, have the meanings given in the Master Agreement;

“Contract Price”  has, in relation to each Ship, the meaning given in Article II of the Shipbuilding Contract in respect of that Ship (as the same may be adjusted in accordance to that Shipbuilding Contract);

“Contractual Currency”  has the meaning given in Clause 20.5;

“Danaos Earnings Account”  means an account in the name of the Borrower with the Lender in Basel (or any other office of the Lender which is designated by it as the Danaos Earnings Account for the purposes of this Agreement);

“Danaos Earnings Account Pledge”  means the deed containing, inter alia, a charge in respect of the Danaos Earnings Account executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may approve or require;

“Deed of Covenant” means, in relation to an Owner, a deed of covenant collateral to the relevant Mortgage, in such form as the Lender may approve or require, and in the plural means all of them;

“Delivered Cost”  means, in relation to:

(a)                                  Ship A, $70,000,000;

(b)                                 Ship B, $100,000,000; and

(c)                                  Ship C, $107,000,000,

Representing in respect of each Ship the aggregate of the Contract Price and the Extra Pre-delivery Costs for that Ship;

“Delivery Date”  means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the Builder to the relevant Owner;

“Designated Transaction”  means a Transaction which fulfils the following requirements:

(a)                                  it is entered into by the Borrower pursuant to the Master Agreement with the Lender;

(b)                                 its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR for periods of longer than 12 months arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(c)                                  it is designated by the Borrower, by delivery by the Borrower to the Lender of a notice of designation in the form set out in Schedule 6, as a Designated Transaction for the purposes of the Finance Documents;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Drawdown Date”  means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice”  means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings”  means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning the Ship or the Lender and which arise out of the use or operation of the Ship, including (but not limited to):

(a)                                all freight, hire and passage moneys, compensation payable to the Owner owning the Ship or the Lender in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)                               all moneys which are at any time payable under the Insurances in respect of loss of earnings; and

(c)                                if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

 “EBITDA”  means, in respect of the relevant period, the Net Income of the Borrower’s Group before interest, taxes, depreciation and amortisation and any capital gains or losses realised from the sale of any Fleet Vessels as shown in the Applicable Accounts;

“Environmental Claim”  means:

(a)                                any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                               any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”  means, in relation to each Ship:

(a)                                any release of Environmentally Sensitive Material from a Ship; or

(b)                               any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or either that Ship or any Owner and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)                                any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default”  means any of the events or circumstances described in Clause 18.1;

“Expresscarrier”  means Expresscarrier (No. 1) Corp., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;

“Extra Pre-delivery Costs”  means, in relation to:

(a)           Ship A, $6,200,000;

(b)           Ship B, $8,500,000; and

(c)           Ship C, $8,000,000,

representing the costs incurred or to be incurred by the Owner of the relevant Ship during the construction of the same (in addition to the Contract Price for that Ship) as outlined in the third column of Schedule 3;

“Finance Documents”  means:

(a)                                  this Agreement;

(b)                                 the Master Agreement;

(c)                                  the Guarantees;

(d)                                 the Master Agreement Assignment;

(e)                                  the Predelivery Security Assignments;

(f)                                    the General Assignments;

(g)                                 the Mortgages;

(h)                                 any Deeds of Covenants;

(i)                                     the Danaos Earnings Account Pledge;

(j)                                     the Charterparty Assignments;

(k)                                the Bareboat Charter Security Agreement;

(l)                                   the Approved Manager’s Undertakings; and

(m)                             any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, an Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;

“Financial Indebtedness”  means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                                for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                               under any loan stock, bond, note or other security issued by the debtor;

(c)                                under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)                               under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; or

(e)                                under any foreign exchange transaction interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)                                  under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year”  means, in relation to the Borrower’s Group and each Owner, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“Fleet Vessels”  means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned or leased by members of the Borrower’s Group which, at the relevant time, are included within the Total Assets of the Borrower’s Group in the balance sheet of the Applicable Accounts or which would be included within the balance sheet if the Applicable Accounts were required to be prepared at that time and in the singular means any of them;

“General Assignment”  means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship, in such form as the Lender may approve or require, and in the plural means all of them;

“Guarantee”  means, in relation to an Owner, an irrevocable and unconditional guarantee to be given by that Owner in favour of the Lender, guaranteeing the obligations of the Borrower under this Agreement, the Master Agreement and the other Finance Documents, in such form as the Lender may approve or require, and in the plural means all of them;

“Insurances”  means, in relation to a Ship:

(a)                                all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, which are effected in respect of such Ship, her Earnings or otherwise in relation to her; and

(b)                               all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Coverage Ratio”  means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Borrower’s Group to (b) the Net Interest Expenses for that financial period;

“Interest Period”  means in relation to an Advance, a period determined in accordance with Clause 5;

“Interest Rate Swap Rate”  means, for any applicable period:

(a)                                the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant applicable period which appears on the appropriate page of the Reuters Monitor Money Rates Service on the second Business Day prior to the commencement of the applicable period; or

(b)                               if the Swap bank does not consider the rate quoted by Rueters Monitor Money Rates Service to accurately reflect the Interest Swap Rate or if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the Interest Rate Swap Rate for a period equal to, or as near as possible equal to, the relevant applicable period;

“ISM Code”  means, in relation to its application to the Approved Manager, each Owner, its Ship and its operation:

(a)                                ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)                               all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation”  includes:

(a)                                the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to the Ships or either or them within the periods specified by the ISM Code; and

(b)                               all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)                                any other documents which are prepared or which are otherwise relevant to establish and maintain the Ships’ or the Owners’ compliance with the ISM Code which the Lender may require;

“ISM SMS”  means the safety management system for each Ship which is required to be developed, implemented and maintained by the Owner of that Ship under the ISM Code;

“ISPS Code”  means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation Assembly as the same may be amended or supplemented from time to time;

“ISSC”  means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender”  means Credit Suisse, acting through its office at St. Alban-Graben 1-3, PO Box CH-4002 Basel, Switzerland;

“LIBOR”  means, for an Interest Period:

(a)                                  the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace Reuters BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)                                 if no rate is quoted on Reuters BBA Page LIBOR 01 or the rate quoted on Reuters BBA Page LIBOR 01 does not represent the cost of funding of the Lender, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Lender as the rate at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan”  means the aggregate principal amount of the Advances for the time being outstanding under this Agreement;

“Major Casualty”  means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Margin”  means 0.675 per cent. per annum;

“Market Value” means, in respect of each Ship and each Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 14.4 (or as the case may be Clause 14.5);

“Market Value Adjusted Net Worth”  means, at any time, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities;

“Market Value Adjusted Total Assets”  means, at any time, the Total Assets adjusted to reflect the Market Value of all Fleet Vessels (by substituting the value of each Fleet Vessel as specified in the Applicable Accounts with the Market Value of that Fleet Vessel as at the relevant Compliance Date);

“Master Agreement”  means the master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) made or to be made between the Borrower and the Lender and includes all Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

“Master Agreement Assignment”  means the assignment of the Master Agreement executed or to be executed by the Borrower, in such form as the Lender may approve or require;

“Mortgage”  means, in relation to a Ship, the first priority or preferred (as the case may be) ship mortgage on the Ship under an Approved Flag executed or to be executed by the Owner of the Ship in favour of the Lender, in such form as the Lender may approve or require;

“Negotiation Period”  has the meaning given in Clause 4.6;

“Net Income” means, in relation to each Financial Year of the Borrower, the aggregate income of the Borrower’s Group appearing in the Applicable Accounts for that Financial Year less the aggregate of:

(a)                                the amounts incurred by the Borrower’s Group during that Financial Year as expenses of its business;

(b)                               depreciation, amortisation and all interest in respect of all Financial Indebtedness of the Borrower’s Group paid by all members of the Borrower’s Group during that Financial Year;

(c)                                Net Interest Expenses;

(d)                               taxes; and

(e)                                other items charged to the Borrower’s consolidated profit and loss account for the relevant Financial Year;

“Net Interest Expenses”  means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Borrower’s Group during that accounting period less interest income received, determined on a consolidated basis in accordance with USGAAP and as shown in the consolidated statements of income for the Borrower’s Group in the Applicable Accounts;

“Owners”  means together Blacksea, Boxcarrier and Expresscarrier, and in the singular means any of them;

“Payment Currency”  has the meaning given in Clause 20.4;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                                England and Wales;

(b)                               the country under the laws of which the company is incorporated or formed;

(c)                                a country in which the company’s central management and control is or has recently been exercised;

(d)                               a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                                a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                  a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Security Assignment”  means, in relation to an Owner, an assignment of the Shipbuilding Contract and of the Refund Guarantee relevant to that Owner, to be given by that Owner in favour of the Lender, in such form as the Lender may approve or require;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Refund Guarantee A”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Blacksea in relation to each stage payment made or to be made by Blacksea to the Builder pursuant to the Shipbuilding Contract A prior to the relevant Delivery Date;

“Refund Guarantee B”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Boxcarrier in relation to each stage payment made or to be made by Boxcarrier to the Builder pursuant to the Shipbuilding Contract B prior to the relevant Delivery Date;

“Refund Guarantee C”  means the irrevocable and unconditional refund guarantee issued or to be issued by the Refund Guarantor in favour of Expresscarrier in relation to each stage payment made or to be made by Expresscarrier to the Builder pursuant to the Shipbuilding Contract C prior to the relevant Delivery Date;

“Refund Guarantees”  means, together, Refund Guarantee A, Refund Guarantee B and Refund Guarantee C and in the singular means any of them;

“Refund Guarantor”  means The Export-Import Bank of Korea acting through its office at 16-1, Yoido-Dong, Yeongdeungpo-Gu, Seoul, 150-996, Korea;

“Relevant Person”  has the meaning given in Clause 18.7;

“Repayment Date”  means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation”  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities”  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgement relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Ratio”  means the ratio (expressed as a percentage) which is determined at any time by comparing (i) the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 14.1 to (ii) the aggregate of the Loan at the Swap Exposure;

“Security Interest”  means:

(a)                                a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                               the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)                                any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

“Security Party”  means the Owners and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower and the Security Parties that:

(a)                                all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)                               no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)                                neither the Borrower nor any Security Party has any future or contingent liability under Clause 19, 20 or 21 below or any other provision of this Agreement or another Finance Document; and

(d)                               the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Ship A” means the 4,250 TEU class container carrier newbuilding currently being constructed by Builder A and having Builder’s Hull No. 1699 to be purchased by Blacksea pursuant to the Shipbuilding Contract A and registered in the ownership of Blacksea under an Approved Flag;

“Ship B” means the 6,500 TEU class container carrier newbuilding currently being constructed by Builder B and having Builder’s Hull No. S4003 to be purchased by Boxcarrier pursuant to the Shipbuilding Contract B and registered in the ownership of Boxcarrier under an Approved Flag;

“Ship C” means the 6,500 TEU class container carrier newbuilding currently being constructed by Builder C and having Builder’s Hull No. N-214 to purchased by Expresscarrier pursuant to the Shipbuilding Contract C and registered in the ownership of Expresscarrier under an Approved Flag;

“Shipbuilding Contract A”  means the shipbuilding contract dated 12 May 2006 and made between Builder A and Blacksea for the construction by Builder A of Ship A and its purchase by Blacksea, as supplemented from time to time;

“Shipbuilding Contract B”  means the shipbuilding contract dated 26 July 2006 between Builder B and Boxcarrier, for the construction by Builder B of Ship B and its purchase by Boxcarrier, as supplemented from time to time;

“Shipbuilding Contract C”  means the shipbuilding contract dated 16 March 2007 between Builder C and Expresscarrier, for the construction by Builder C of Ship C and its purchase by Expresscarrier, as supplemented from time to time;

“Shipbuilding Contracts”  means, together, Shipbuilding Contract A, Shipbuilding Contract B and Shipbuilding Contract C, and in the singular means any of them;

“Ships”  means, together, Ship A, Ship B and Ship C, and in the singular means any of them;

“Swap Exposure”  means, as at any relevant date the amount certified by the Lender to be the aggregate net amount in Dollars which would be payable by the Borrower to the Lender under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Lender;

“Total Assets” means, as of any Compliance Date, the aggregate value of all assets of the Borrower’s Group included in the Applicable Accounts as “current assets” and the value of all investments (valued in accordance with USGAAP) and all other tangible and intangible assets of the Borrower’s Group properly included in the Applicable Accounts as “fixed assets” in accordance with USGAAP;

“Total Liabilities” means, as of any Compliance Date, Total Assets less Book Net Worth;

“Total Loss”  means, in relation to a Ship:

(a)                                actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)                               any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)                                any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)                               any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner owning the Ship;

“Total Loss Date”  means, in relation to a Ship:

(a)                                in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)                               in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)                                   the date on which a notice of abandonment is given to the insurers; and

(ii)                                the date of any compromise, arrangement or agreement made by or on behalf of the Owner owning the Ship, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)                      in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Tranche A”  means the aggregate of the Advances to be made available by the Lender to the Borrower to assist Blacksea in its acquisition of Ship A or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranche B”  means the aggregate of the Advances to be made available by the Lender to the Borrower to assist Boxcarrier in its acquisition of Ship B or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranche C”  means the aggregate of the Advances to be made available by the Lender to the Borrower to assist Expresscarrier in its acquisition of Ship C or, as the context may require, the aggregate principal amount thereof outstanding at the relevant time under this Agreement;

“Tranches”  means, together, Tranche A, Tranche B and Tranche C, and in the singular means any of them;

“Transaction”  has the meaning given in the Master Agreement;

“YM”  means Yang Ming Marine Transport Corp., a company having its principal office at Keelung, Taiwan; and

“ZIM”  means Zim Israel Intergrated Shipping Services Ltd., a company having its principal office at 7-9 Pal Yam Avenue, P.O. Box 1723, Haifa, 31016, Israel.

1.2                               Construction of certain terms.  In this Agreement:

“approved”  means, for the purposes of Clause 13, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks”  means, in relation to a Ship, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Ship is assessed for the purpose of such claims exceeding her hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of that Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“obligatory insurances”  means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

“parent company”  has the meaning given in Clause 1.4;

“person”  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including, but not limited to, pollution, freight, demurrage and detention risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or the Conditions and Plan of the Swedish Club or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, blocking and trapping, missing vessel, political risks, deprivation, confiscation and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 33 of the Institute Time Clauses (Hulls) (1/10/83) or in the Conditions and Plan of the Swedish Club.

1.3                               Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                                  on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                                 on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4                               Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)                                  a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)                                 P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                                  P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                                 P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5                               General Interpretation.

(a)                                  In this Agreement:

(i)                                   references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)                                references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)                             words denoting the singular number shall include the plural and vice versa; and

(iv)                            where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)                               Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)                                The clause headings shall not affect the interpretation of this Agreement.

2                                       FACILITY

2.1                             Amount of facility.  Subject to the other provisions of this Agreement, the Lender shall make available to the Borrower a loan facility of up to $221,660,000 in three Tranches as follows:

(a)                                Tranche A shall be in an amount equal to the lesser of:

(i)                                     $56,000,000; and

(ii)                                  80 per cent. of the Delivered Cost of Ship A;

(b)                               Tranche B shall be in an amount equal to the lesser of:

(i)                                     $80,000,000; and

(ii)                                  80 per cent. of the Delivered Cost of Ship B; and

(c)                                Tranche C shall be in an amount equal to the lesser of:

(i)                                     $85,600,000; and

(ii)                                  80 per cent. of the Delivered Cost of Ship C,

Tranche A may be drawn in up to three Advances and each of Tranche B and Tranche C may be drawn in up to four Advances.

2.2                               Purpose of Loan.  The Borrower undertakes with the Lender to use each Advance only for the purpose stated in Clause 2.1.

2.3                               Designated Transactions under the Master Agreement.  At any time during the Security Period the Borrower may request the Lender to conclude Designated Transactions for the purpose of hedging the Owners’ exposure to interest rate fluctuations for a period of longer than 12 months in the context of its interest payment obligations under this Agreement.  If the Borrower requests to conclude a Designated Transaction prior to the delivery of all the Ships, the Lender may request that the Borrower provides or procures the provisions of such security as is acceptable to the Lender unless the notional principal amount of the Designated Transactions does not exceed the amount of the Loan.  The entry by the Lender into the Master Agreement does not commit the Lender to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Lender is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can be agreed at the relevant time.

3                                         DRAWDOWN

3.1                               Request for Advance.  Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Basel time) 3 Business Days prior to the intended Drawdown Date.

3.2                               Availability.  The conditions referred to in Clause 3.1 are that:

(a)                                  a Drawdown Date has to be a Business Day during the Availability Period;

(b)                                 each Advance shall:

(i)                                   subject to Clause 3.2(c), be in an amount that does not exceed the maximum amount of that Advance specified in Schedule 3; and

(ii)                                be used to part-finance the relevant instalment payable to the Builder pursuant to the relevant Shipbuilding Contract and the relevant Extra Pre-delivery Costs as are specified in Schedule 3;

(c)                                  the aggregate amount of the Advances in respect of a Tranche shall not exceed the maximum amount of that Tranche as set out in Clause 2.1; and

(d)                                 the Borrower shall demonstrate to the satisfaction of the Lender the availability to it of funds in an amount equal to the amount by which the instalment due to the Builder pursuant to the relevant Shipbuilding Contract and the relevant Extra Pre-delivery Costs on the relevant Drawdown Date exceeds the Advance to be made available to the Borrower on that Drawdown Date.

3.3                               Drawdown Notice irrevocable.  A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4                               Disbursement of Advance.  Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date make the relevant Advance to the Borrower and that payment to the Borrower shall be made to the account of the Builder which the Borrower specifies in the Drawdown Notice.

3.5                               Disbursement of Advance to third party.   The payment by the Lender under Clause 3.4 to the Builder shall constitute the making of the Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to that Advance.

4                                         INTEREST

4.1                               Payment of normal interest.  Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

4.2                               Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (a) the Margin, (b) the Mandatory Cost and (c) LIBOR for that Interest Period.

4.3                               Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4                               Notification of market disruption.  The Lender shall promptly notify the Borrower if no rate is quoted on Reuters BBA Page LIBOR 01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund an Advance (or any part of it) during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5                               Suspension of drawdown.  If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make the Advance shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6                               Negotiation of alternative rate of interest.  If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the relevant Advance or Advances during the Interest Period concerned.

4.7                               Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8                               Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the relevant Advance or Advances plus the Mandatory Cost (if any) and the Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9                               Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Lender under Clause 4.8, the Borrower may give the Lender not less than 15 Business Days’ notice of its intention to prepay the relevant Advance or Advances at the end of the interest period set by the Lender.

4.10                        Prepayment, termination of Commitments.  A notice under Clause 4.9 shall be irrevocable if served 3 business days before prepayment; on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

4.11                        Application of prepayment.  The provisions of Clause 7 shall apply in relation to the prepayment.

5                                         INTEREST PERIODS

5.1                               Commencement of Interest Periods.  The first Interest Period applicable to an Advance shall commence on the relevant Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2                               Duration of normal Interest Periods.  Subject to Clauses 5.3 and 5.4, each Interest Period in respect of each Advance shall be:

(a)                                  1, 3, 6, 9 or 12 months as notified by the Borrower to the Lender not later than 11.00 a.m. (Basel time) 3 Business Days before the commencement of the Interest Period;

(b)                                 in the case of the first Interest Period applicable to the second and any subsequent Advance of a Tranche, a period ending on the last day of the then current Interest Period applicable to such Tranche, whereupon all of the Advances in respect of such Tranche shall be consolidated and treated as a single advance;

(c)                                  3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a) above; or

(d)                                 such other period as the Lender may agree with the Borrower.

5.3                               Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period in relation to the relevant Tranche shall end on that Repayment Date.

5.4                               Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected an Interest Period longer than 3 months, the Lender notifies the Borrower by 11.00 a.m. (Basel time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6                                         DEFAULT INTEREST

6.1                               Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrower under any Finance Document which the Lender, does not receive on or before the relevant date, that is:

(a)                                  the date on which the Finance Documents provide that such amount is due for payment; or

(b)                                 if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                                  if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2                               Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 1.0 per cent. above:

(a)                                  in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 6.3; or

(b)                                 in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 6.3.

6.3                               Calculation of default rate of interest.  The rates referred to in Clause 6.2 are:

(a)                                  the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)                                 the aggregate of the Mandatory Cost (if any) and the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)            LIBOR; or

(ii)           if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to the Lender from such other sources as the Lender may from time to time determine.

6.4                               Notification of interest periods and default rates.  The Lender shall promptly notify the Borrower of each interest rate determined by the Lender under Clause 6.3 and of each period selected by the Lender for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender’s notification.

6.5                               Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6                               Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

6.7                               Application to Master Agreement. For the avoidance of doubt this Clause 6 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest, Other Amounts) of the Master Agreement shall apply.

7                                         REPAYMENT AND PREPAYMENT

7.1                               Amount of repayment instalments.  The Borrower shall repay the Loan by 28 equal consecutive quarterly instalments of $4,000,000 each and by a balloon instalment of $109,600,000 (the “Balloon Instalment”)

Provided that if the amount of the Loan drawndown hereunder is less than $221,600,000, each of the repayment instalments and the Balloon Instalment shall be reduced pro rata by an amount in aggregate equal to the undrawn balance.

7.2                               Repayment Dates.  The first instalment shall be repaid on the earlier of:

(a)                                  the date falling 39 months after the Delivery Date of that last Ship to be delivered to its Owner [or any other later date allowed pursuant to Article VIII of the relevant Shipbuilding Contract]; and

(b)                                 31 March 2013; and

the last instalment together with the Balloon Instalment shall be paid on the earlier of (i) the date falling on the tenth anniversary of the final Drawdown Date and (ii) 31 December 2019.

7.3                               Final Repayment Date.  On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4                               Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

7.5                               Conditions for voluntary prepayment.  The conditions referred to in Clause 7.4 are that:

(a)                                  a partial prepayment shall be $4,000,000 or a multiple thereof;

(b)                                 the Lender has received from the Borrower at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)                                  the Borrower has provided evidence satisfactory to the Lender that any consent required by the Borrower in connection with the prepayment has been obtained and remains in force.

7.6                               Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Lender, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

7.7                               Mandatory prepayment.  The Borrower shall be obliged to prepay the Relevant Amount:

(a)                                  if a Ship is sold or becomes a Total Loss:

(i)            in the case of a sale, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(ii)           in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss;

(b)                                 if any of the following occurs, on demand by the Lender:

(i)            either a Shipbuilding Contract or a Refund Guarantee is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason; or

(ii)           a Shipbuilding Contract is materially amended or varied without the prior written consent of the Lender (not to be unreasonably withheld) except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iii)          a Ship has not for any reason been delivered to, and accepted by, the relevant Owner under the Shipbuilding Contract to which it is a party by the last day of the relevant Availability Period applicable to the Tranche which shall be used to part-finance that Ship.

In this Clause 7.7, “Relevant Amount” means the higher of (i) an amount equal to the Relevant Tranche and (ii) an amount which, after giving credit for the amount of the prepayment made pursuant to this Clause 7.7, results in the Security Cover Ratio being equal to the higher of (A) the Security Cover Ratio maintained immediately prior to the event which triggered such prepayment and (B) the Security Cover Ratio referred to in Clause 14.1.

In this Clause 7.7, “Relevant Tranche” means the amount that has been made available to finance the acquisition of the Ship which has been sold or becomes a Total Loss or is the subject of the Shipbuilding Contract or Refund Guarantee in relation to which any of the events referred to in clause 7.7(b) has occurred.

7.8                               Amounts payable on prepayment.  A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9                               Application of partial prepayment.  Each partial prepayment shall:

(a)                                  if made pursuant to Clause 7.4 be applied in order of maturity first against the repayment instalments outstanding at that time and thereafter the Balloon Instalment, unless otherwise agreed by the Lender; and

(b)                                 if made pursuant to Clause 7.7 be applied first in fully prepaying the Relevant Tranche (as defined in Clause 7.7) and any balance shall be applied pro rata against the repayment instalments referred to in Clause 7.1 for all other Tranches.

7.10                        No reborrowing.  No amount prepaid may be reborrowed.

7.11                        Unwinding of Designated Transactions.  On or prior to any repayment or prepayment under this Clause 7 (other than in the case of prepayment made pursuant to Clause 7.5) or any other provision of this Agreement, the Borrower shall either:

(a)                                  wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.1; or

(b)                                 provide the Lender with additional security in all respects acceptable to the Lender to secure the amount determined by the Lender to be equal to the difference between the notional principal amount of the continuing Designated Transactions and the amount of the Loan as reducing from time to time thereafter pursuant to Clause 7.1

8                                         CONDITIONS PRECEDENT

8.1                               Documents, fees and no default.  The Lender’s obligation to make an Advance is subject to the following conditions precedent:

(a)                                  that on or before the date of this Agreement, the Lender receives:

(i)            the documents described in Part A of Schedule 2 in a form and substance satisfactory to the Lender and its lawyers; and

(ii)           the arrangement fee referred to in Clause 19.1;

(b)                                 that, on or before the service of the first Drawdown Notice in respect of each Tranche, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)                                  that, on or before the service of the second Drawdown Notice in respect of each Tranche, the Lender receives the documents described in Part C of Schedule 2 in form and substance satisfactory to it and its lawyers;

(d)                                 that, on or before the service of the third Drawdown Notice in respect of each of Tranche B and C, the Lender receives the documents described in Part D of Schedule 2 in form and substance satisfactory to it and its lawyers;

(e)                                  that, on or before the service of the Drawdown Notice in respect of the final Advance of each Tranche, the Lender receives the documents described in Part E of Schedule 2 in form and substance satisfactory to it and its lawyers;

(f)                                    that, on or before the service of the Drawdown Notice in respect of the final Advance to be made pursuant to the terms of this Agreement, the Lender receives any accrued (but unpaid) commitment fee payable pursuant to Clause 19.1(b) and has received payment of the expenses referred to in Clause 19.2;

(g)                                 that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)            no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance; and

(ii)           the representations and warranties in Clause 9 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)          none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(iv)          there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower or the Owners in the light of which the Lender considers that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due; and

(h)                                 that, if the ratio set out in Clause 14.1 were applied immediately following the making of an Advance which will be used in financing (inter alia) the delivery instalment payable pursuant the Shipbuilding Contract for a Ship, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(i)                                     that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrower prior to the relevant Drawdown Date.

8.2                               Waiver of conditions precedent.  If the Lender at its discretion, permits an Advance to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

9                                         REPRESENTATIONS AND WARRANTIES

9.1                               General.  The Borrower represents and warrants to the Lender as follows.

9.2                               Status.  The Borrower is a corporation domesticated in and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

9.3                               Share capital and ownership.  The Borrower has an authorised share capital divided into 205,000,000 shares of $0.01 each divided into 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.  The Borrower is the indirect and ultimate owner of all of the issued share capital of each Owner.

9.4                               Corporate power.  The Borrower (or in the case of paragraphs (a) and (b), each Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                  to execute its Shipbuilding Contract, to purchase and pay for its Ship under the relevant Shipbuilding Contract and register its Ship in its name under an Approved Flag;

(b)                                 to enter into, and perform its obligations under, the Charterparty to which it is a party;

(c)                                  to execute the Finance Documents to which the Borrower is a party; and

(d)                                 to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

9.5                               Consents in force.  All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6                               Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)                                  constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)                                 create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7                               No third party Security Interests.  Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)                                  the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)                                 no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8                               No conflicts.  The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)                                  any law or regulation; or

(b)                                 the constitutional documents of the Borrower; or

(c)                                  any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.9                               No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10                        No default.  No Event of Default or Potential Event of Default has occurred and is continuing.

9.11                        Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5.

9.12                        No litigation.  No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s ability to satisfy and discharge in a timely manner any of its liabilities or obligations under any Finance Document.

9.13                        Validity and completeness of Shipbuilding Contracts.

(a)                                  The copies of the Shipbuilding Contracts delivered to the Lender before the date of this Agreement are true and complete copies;

(b)                                 each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the relevant Owner respectively in accordance with its terms; and

(c)                                  other than those amendments and additions to any of the Shipbuilding Contracts disclosed to the Lender before the date of this Agreement, no amendments or additions to any of the Shipbuilding Contracts have been agreed nor has any Owner or the Builder waived any of their respective rights under the Shipbuilding Contracts.

9.14                        No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Owners, the Builder or any third party in connection with the purchase by each Owner of the Ship to be owned by it, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.15                        Taxes paid.  The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower and its business.

9.16                        Compliance with certain undertakings.  At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.12.

9.17                        ISM Code and ISPS Code compliance.  All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, any Owner, the Approved Manager, Yang Ming and any Ship have been complied with.

9.18                        No money laundering.  Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

10                                  GENERAL UNDERTAKINGS

10.1                        General.  The Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period except as the Lender may otherwise permit.

10.2                        Title; negative pledge and pari passu ranking. The Borrower will:

(a)                                  indirectly hold the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)                                 not create or permit to arise any Security Interest over any other asset, present or future other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)                                  procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3                        No disposal of assets.  The Borrower will not transfer, lease or otherwise dispose of:

(a)                                  all or a substantial part of its assets (including without limitation, the shares of the Owners), whether by one transaction or a number of transactions, whether related or not; or

(b)                                 any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation,

if such transfer, lease or disposal results in a reduction of the Market Value Adjusted Total Assets by at least 50 per cent. (in all other circumstances the Borrower shall be deemed to have complied with its obligations under this Clause 10.3 by providing the Lender with prior written notice of its decision to transfer, lease or otherwise dispose of its assets as aforesaid).

10.4                        No other liabilities or obligations to be incurred. The Borrower will not, and will procure that none of the Owners will, incur any liability or obligation except liabilities and obligations:

(a)                                  under the Finance Documents and the Shipbuilding Contract to which each is a party;

(b)                                 under the Master Agreement;

(c)                                  incurred, in the case of each Owner, in the normal course of its business of operating its Ship; and

(d)                                 incurred, in the case of the Borrower, in the normal course of its business of acquiring and financing vessels through its wholly-owned subsidiaries.

10.5                        Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6                        Provision of financial statements. The Borrower will send to the Lender:

(a)                                  as soon as possible, but in no event later than 150 days after the end of each Financial Year of the Borrower (commencing with the Financial Year ended 31 December 2007), the audited consolidated accounts of the Borrower’s Group for that Financial Year and the audited individual accounts of the Borrower for that Financial Year; and

(b)                                 as soon as possible, but in no event later than 90 days after the end of each financial quarter in each Financial Year of the Borrower, the unaudited consolidated accounts of the Borrower’s Group for that 3-month period.

The Lender will consider that the Borrower has fulfilled its obligations under this Clause 10.6 if the Lender is provided with evidence satisfactory to it that the Borrower has filed its accounts with the Securities Exchange Commission (SEC) within the time periods specified in this Clause 10.6.

10.7                        Form of financial statements.  All accounts (audited and unaudited) delivered under Clause 10.6 will:

(a)                                  be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)                                 give a true and fair view of the state of affairs of the Borrower or (as the case may be) the Borrower’s Group at the date of those accounts and of their or its profit for the period to which those accounts relate; and

(c)                                  fully disclose or provide for all significant liabilities of the Borrower or (as the case may be) the Borrower’s Group.

10.8                        Shareholder and creditor notices. The Borrower will send the Lender, at the same time as they are despatched, copies of all documents which are despatched:

(a)                                  to the Borrower’s creditors generally;

(b)                                 if there is no Event of Default, to its shareholders (or any class of them) which the Borrower is required to despatch by law; and

(c)                                  if there is an Event of Default which is continuing, all documents despatched by the Borrower to its shareholders (or any class of them).

10.9                        Consents.  The Borrower will maintain in force and promptly obtain or renew (or, as the case may be, will procure that there is maintained in force and promptly obtained or renewed), and will promptly send certified copies to the Lender of, all consents required:

(a)                                  for the Borrower and each Owner to perform its obligations under any Finance Document to which it is a party;

(b)                                 for the validity or enforceability of any Finance Document to which it is a party; and

(c)                                  for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

10.10                 Maintenance of Security Interests. The Borrower will:

(a)                                  at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)                                 without limiting the generality of paragraph (a) at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in the Marshall Islands, Liberia, Greece, Panama, Bahamas or Cyprus or such other jurisdiction which the Lender may reasonably require (including, without limitation, any Approved Flag State if at the relevant time a Ship is registered under the laws of such Approved Flag State), pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Lender, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11                 Notification of litigation.  The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings or their Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12                 Principal place of business.  The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 27.2(a) and the Borrower will not establish, nor do anything as a result of which it would be deemed to have, a place of business in any other country.

10.13                 Confirmation of no default.  The Borrower will, within 3 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by an authorised officer of the Borrower and which:

(a)                                  states that no Event of Default or Potential Event of Default has occurred; or

(b)                                 states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given,

The Lender may serve requests under this Clause 10.13 from time to time;  this Clause 10.13 does not affect the Borrower’s obligations under Clause 10.14.

10.14                 Notification of default.  The Borrower will notify the Lender as soon as the Borrower becomes aware of:

(a)                                  the occurrence of an Event of Default or a Potential Event of Default; or

(b)                                 any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will thereafter keep the Lender fully up-to-date with all developments.

10.15                 Provision of further information.  The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)                                  to the Borrower, the Ships, their Insurances, their Earnings or the Owners; or

(b)                                 any other matter relevant to, or to any provision of, a Finance Document, which in each case may be requested by the Lender at any time.

10.16                 No amendment to the Shipbuilding Contracts.  The Borrower will ensure that no Owner shall agree to any material amendment or supplement to, or waive or fail to enforce, a Shipbuilding Contract to which such Owner is a party to or any of its provisions.

10.17                 Purchase of further tonnage.  The Borrower shall procure that no Owner shall purchase any vessel other than the Ships.

10.18                 “Know your customer” requirements.  The Borrower shall provide to the Lender (or any of them) such documentation and evidence as may be required by the Lender from time to time to comply with applicable law and regulations and its own internal guidelines in relation to the opening of bank accounts and the identification of its customers.

10.19                 Provision of copies and translation of documents.  If the Lender so requires, the Borrower will supply the Lender with a certified English translation in respect of any of those documents referred to above, such translation to be prepared by a translator approved by the Lender.

10.20                 Tax Lease Structure.  The Borrower may place any Ship subject to a mortgage within a tax lease structure, with the prior written consent of the Lender (such consent not to be unreasonably withheld) which shall be subject to, without limitation:

(a)                                  the security position of the Lender in the tax lease structure being no worse than that envisaged by this Agreement;

(b)                                 the Lender being able from a legal and regulatory perspective to participate in the tax lease structure;

(c)                                  the profitability of the Lender not decreasing or deteriorating as a result of the tax lease structure; and

(d)                                 a requirement that the Borrower pay an administration fee to the Lender in a reasonable amount to be agreed between the Borrower and the Lender to compensate the Lender for all additional work which will be required to implement the tax lease structure.

11                                  CORPORATE UNDERTAKINGS

11.1                        General.  The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in the case of Clause 11.3(e)).

11.2                        Maintenance of status.  The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

11.3                        Negative undertakings. The Borrower will not:

(a)                                  change the nature of its business; or

(b)                                 pay any dividend or make any other form of distribution at any time when an Event of Default or a Potential Event of Default has occurred and is continuing or will result from the payment of any dividend or the making of any other form of distribution;

(c)                                  effect any form of redemption, purchase or return of share capital at any time when an Event of Default or a Potential Event of Default has occurred or is continuing or will result from any form of redemption, purchase or return of share capital; or

(d)                                 provide any form of credit or financial assistance to:

(i)            a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)           any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owners; or

(e)                                  enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(f)                                    cause the shares of the Borrower to cease to be listed on the New York Stock Exchange.

11.4                        Subordination of rights of Borrower.  All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against any Owner or their assets shall be fully subordinated to the rights of the Lender under the Finance Documents;  and in particular, the Borrower shall not during the Security Period:

(a)                                  claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by any Owner , whether in respect of this or any other transaction;

(b)                                 take or enforce any Security Interest for any such amount; or

(c)                                  claim to set-off any such amount against any amount payable by the Borrower to any Owner.

11.5                        Financial Covenants.  The Borrower shall ensure that at all times:

(a)                                  the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) shall not exceed 0.7:1;

(b)                                 the aggregate of all Cash and Cash Equivalents shall not be less than $30,000,000;

(c)                                  the Interest Coverage Ratio shall not be less than 2.5:1;

(d)                                 the Market Value Adjusted Net Worth of the Borrower’s Group shall not be less than the higher of $400,000,000 and 30 per cent. of the Market Value Adjusted Total Assets; and

(e)                                  the Book Net Worth of the Borrower’s Group shall not be less than $250,000,000.

11.6                        Compliance check.  Compliance with the undertakings contained in Clause 11.5 shall be determined in each Financial Year:

(a)                                  at the time the Lender receives the Applicable Accounts of the Borrower’s Group for the first 6-month period of the Borrower’s Group in each Financial Year (pursuant to Clause 10.6(b)), by reference to the unaudited Applicable Accounts for the first two financial quarters in the relevant Financial Year and, in the case of the second 6-month period, by reference to the audited Applicable Accounts of the Borrower’s Group in each Financial Year;

(b)                                 at any other time as the Lender may reasonably request by reference to such evidence as the Lender may require to determine and calculate the financial covenants referred to in Clause 11.5.

At the same time as it delivers the Applicable Accounts referred to in this Clause 11.6, the Borrower shall deliver to the Lender a certificate in the form set out in Schedule 4 demonstrating its compliance (or not, as the case may be) with the provisions of Clause 11.5 signed by the chief financial officer of the Borrower.

11.7                        Maintenance of ownership of Owners.  The Borrower shall remain the ultimate legal and beneficial owner of the entire issued and allotted share capital of each Owner free from any Security Interest.

12                                  INSURANCE

12.1                        General.  The Borrower undertakes with the Lender to procure that each Owner will comply with the following provisions of this Clause 12 at all times during the Security Period (after the Ship which is owned or to be owned by that Owner has been delivered to it under the relevant Shipbuilding Contract) except as the Lender may otherwise permit.

12.2                        Maintenance of obligatory insurances.  The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)                                  fire and usual marine risks (including hull and machinery and excess risks); and

(b)                                 war risks; and

(c)                                  protection and indemnity risks; and

(d)                                 any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Owner to insure and which are specified by the Lender by notice to that Owner.

12.3                        Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)                                  in Dollars;

(b)                                 in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis being at least the greater of (i) the Market Value of the Ship owned by it and (ii) together with any other Ship then subject to a Mortgage 120 per cent. of:

(i)            the Loan; less

(ii)           the aggregate of all Pre-Delivery Advances;

(c)                                  in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)                                 in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)                                  on approved terms; and

(f)                                    through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4                        Further protections for the Lender.  In addition to the terms set out in Clause 12.3, the Borrower shall procure that the obligatory insurances shall:

(a)                                  (except in relation to risks referred to in Clause 12.2(c)) if the Lender so requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)                                 name the Lender as sole loss payee with such directions for payment as the Lender may specify;

(c)                                  provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made (other than in respect of premiums due in relation to the Ships) without set-off, counterclaim or deductions or condition whatsoever;

(d)                                 provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)                                  provide that the Lender may make proof of loss if the Owners fail to do so.

12.5                        Renewal of obligatory insurances.  The Borrower shall procure that each Owner shall:

(a)                                  at least 21 days before the expiry of any obligatory insurance affected by it:

(i)            notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)           obtain the Lender’s approval to the matters referred to in paragraph (i) above;

(b)                                 at least 14 days before the expiry of any obligatory insurance affected by it, renew the insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)                                  procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6                        Copies of policies; letters of undertaking.  The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with proforma copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)                                  they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)                                 they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)                                  they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)                                 they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)                                  they will not (other than in respect of premiums due in relation to the other Ship) set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

12.7                        Copies of certificates of entry.  The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Lender with:

(a)                                  a certified copy of the certificate of entry for that Ship; and

(b)                                 a letter or letters of undertaking in such form as may be required by the Lender; and

(c)                                  where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)                                 a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

12.8                        Deposit of original policies.  The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances affected by it are deposited with the approved brokers through which the insurances are effected or renewed.

12.9                        Payment of premiums.  The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances affected by it and produce all relevant receipts when so required by the Lender.

12.10                 Guarantees.  The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11                 Compliance with terms of insurances.  The Borrower shall procure that no Owner does or omits to do (or permits to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)                                  each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)                                 each Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved where applicable by the underwriters of the obligatory insurances;

(c)                                  each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)                                 no Owner shall employ the Ship owned by it, nor shall allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12                 Alteration to terms of insurances.  The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

12.13                 Settlement of claims.  The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as herein provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14                 Provision of copies of communications.  If the Lender shall so request in respect of an Owner, the Borrower shall procure that that Owner shall provide the Lender, at the time of each such communication, or as otherwise specified by the Lender, copies of all written communications which may be reasonably requested by the Lender, between that Owner and:

(a)                                  the approved brokers; and

(b)                                 the approved protection and indemnity and/or war risks associations; and

(c)                                  the approved insurance companies and/or underwriters,

which relates directly or indirectly to:

(i)            that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)           any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15                 Provision of information.  In addition, the Borrower shall procure that each Owner shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)                                  obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)                                 effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances, and the Borrower shall forthwith upon demand, indemnify the Lender in respect of all fees and other expenses reasonably incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a) above.

12.16                 Mortgagee’s interest and additional perils insurances.  The Lender shall effect, maintain and renew all or any of the following insurances, on such terms, conditions, through such insurers and generally in such manner as the Lender may from time to time consider appropriate:

(a)                                  a mortgagee’s interest marine insurance in relation to each Ship in an amount of not less than 110 per cent. of the Tranche applicable to that Ship, providing for the indemnification of the Lender for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)            any act or omission on the part of an Owner, of any operator, charterer, manager or sub-manager of the Ship owned by it or of any officer, employee or agent of an Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)           any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of an Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of that Owner or of such a person, including the casting away or damaging of the Ship owned by it and/or the Ship owned by it being unseaworthy; and/or

(iii)          any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)                                 a mortgagee’s interest additional perils policy in relation to each Ship in an amount of not less than 110 per cent. of the Tranche applicable to that Ship, providing for the indemnification of the Lender against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of a Ship, the imposition of any Security Interest over a Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy,

and the Borrower shall upon demand fully indemnify the Lender in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

12.17                 Review of insurance requirements.  The Lender shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting any Owner or any Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject).

12.18                 Modification of insurance requirements.  The Lender shall promptly notify the Borrower and the Owners of any proposed modification under Clause 12.17 to the requirements of this Clause 12 which the Lender reasonably consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 12 and shall bind the Borrower accordingly.

12.19                 Compliance with mortgagee’s instructions.  The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the relevant Owner implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 12.18 and the Borrower shall procure that the Owners comply with such requirement within a reasonable period or time in the context of the then prevailing circumstances.

13                                  SHIP COVENANTS

13.1                        General.  The Borrower also undertakes with the Lender to procure that each Owner complies with the following provisions of this Clause 13 at all times during the Security Period except as the Lender, may otherwise permit (such permission not to be unreasonably withheld in the case of a proposed change of port of registry under the same flag of a Ship).

13.2                        Ship’s name and registration.  Each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of that Ship.

13.3                        Repair and classification.  Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)                                  consistent with first-class ship ownership and management practice;

(b)                                 so as to maintain the highest class with a classification society which is a member of the International Association of Classification Societies and which is acceptable to the Lender free of all overdue recommendations and conditions affecting class; and

(c)                                  so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code, the ISM Code Documentation, the ISPS Code and the ISPS Code Documentation.

13.4                        Modification.  The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

13.5                        Removal of parts.  The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage and, as the case may be, the Deed of Covenant Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.6                        Surveys.  The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

13.7                        Inspection.  The Borrower shall:

(a)                                  ensure that each Owner shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship (at the risk of the relevant Owner save where any loss is shown to have been directly and mainly caused by the gross negligence or wilful misconduct of such surveyor or other person) owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs or to prepare a survey report (at the reasonable cost of the Borrower in respect of such Ship and shall afford all proper facilities for such inspections Provided that:

(i)            such boarding and inspection does not materially disrupt the relevant Ship’s reasonable operation, repairs or maintenance;

(ii)           if no Event of Default has occurred the Borrower shall not be required to pay for the cost of a survey report in respect of each Ship more than once every 24 months; and

(b)                                 ensure that each Ship shall, both at the time of the survey referred to in this Clause 13.7 and at all other times throughout the Security Period, be in a good and safe condition and state of repair.

13.8                        Prevention of and release from arrest.  The Borrower shall procure that each Owner shall promptly discharge or settle:

(a)                                  all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)                                 all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)                                  all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the relevant

Owner of that Ship shall procure her release within 5 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

13.9                        Compliance with laws etc.  The Borrower shall procure that each Owner and the Approved Manager shall:

(a)                                  comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws, the ISPS Code and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)                                 not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)                                  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless in the case of such zone where an additional premium would be payable that Owner has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

13.10                 Provision of information.  The Borrower shall procure that each Owner shall promptly provide the Lender with any information which it reasonably requests regarding:

(a)                                  the Ship owned by it, her employment, position, engagements and her Insurances;

(b)                                 the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)                                  any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)                                 any towages and salvages; and

(e)                                  that Owners compliance or the compliance, the Approved Manager’s compliance, or the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship owned by it and of any current charter guarantee, and of the ISM Code Documentation and the ISPS Code Documentation.

13.11                 Notification of certain events.  The Borrower shall procure that each Owner shall as soon as it becomes aware of any of the events referred to in this Clause 13.11 notify the Lender by fax, confirmed forthwith by letter of:

(a)                                  any casualty which is or is likely to be or to become a Major Casualty;

(b)                                 any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                  any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms (including without limitation, any time limit specified by any insurer or classification society or any competent authority);

(d)                                 any arrest or detention of the Ship owned by it (if the arrest or detention has not been released within 3 Business Days of its imposition or the Borrower or the relevant Owner considers that the arrest or detention will not be released within 3 Business Day of its imposition), any exercise or purported exercise of any lien on that Ship or her Earnings or her Insurances or any requisition of that Ship for hire;

(e)                                  any intended dry docking of the Ship owned by it which the Owner knows, or reasonably determines, will or may exceed (or has exceeded) 10 days in total;

(f)                                    any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)                                 any claim for breach of the ISM Code or the ISPS Code being made against that Owner and, to the extent that that Owner is aware of such claim, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)                                 any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and that Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Owner’s or any other person’s response to any of those events or matters.

13.12                 Restrictions on chartering, appointment of managers etc.  The Borrower shall procure that no Owner shall in relation to the Ship owned by it:

(a)                                  (other than pursuant to the Charterparty C), let the Ship owned by it on demise charter for any period, without the Lender’s written consent, such consent not to be unreasonably withheld;

(b)                                 (other than pursuant to the Charterparty relative to its Ship (in the case of each of Ship A and Ship B), enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)                                  amend, vary or supplement the Charterparty relative to that Ship if as a result of such amendment, variation or supplement (whether alone or in combination with any previous amendments, variations or supplements) the duration of the Charterparty is reduced by more than 1 year or the charter hire is reduced by more than 5 per cent. from that specified in the Charterparty;

(d)                                 charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)                                  appoint (or permit the appointment of) a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)                                    de-activate or lay up the Ship owned by it; or

(g)                                 put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings or her Insurances for the cost of such work or otherwise or other arrangements satisfactory to the Lender are made to ensure that no such lien will be excercised.

13.13                 Notice of Mortgage.  The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage or preferred (as the case may be), carry on board that Ship a certified copy of the relevant

Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lender.

13.14                 Sharing of Earnings.   The Borrower shall procure that no Owner shall:

(a)                                  enter into any agreement or arrangement for the sharing of any Earnings;

(b)                                 enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)                                  enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14                                  SECURITY COVER

14.1                        Provision of additional security cover; prepayment of Loan.  The Borrower undertakes with the Lender that, if at any time the Lender notifies the Borrower that:

(a)                                  the aggregate Market Value of the Ships subject to a Mortgage; plus

(b)                                 the net realisable value of any additional security previously provided under this Clause 14,

is below 125 per cent. of the aggregate of the Loan and the Swap Exposure, the Borrower will, within 14 Business Days after the date on which the Lender’s notice is served, either:

(i)            provide, or ensure that a third party provides, additional security acceptable to the Lender which, in the reasonable opinion of the Lender, has a net realisable value at least equal to the shortfall and which consists of either (a) cash pledged to the Lender or (b) a Security Interest (including, but not limited to, a first or second priority or preferred (as the case may be) mortgage over another vessel), covering such asset or assets and documented in such terms as the Lender may, approve or require or (c) assignment of the refund guarantees of newbuildings Fleet Vessels;

(ii)           prepay in accordance with Clause 7 such part (at least) of the Loan as will eliminate the shortfall.

14.2                        Meaning of additional security.  In Clause 14.1 “security” means a Security Interest over an asset or assets acceptable to the Lender (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

14.3                        Requirement for additional documents.  The Borrower shall not be deemed to have complied with paragraph (i) of Clause 14.1 until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.

14.4                        Valuation of Fleet Vessel not subject to a long-term charter.  The Market Value of a Fleet Vessel which at the relevant time is not subject to a charter or other contract of employment having an unexpired term of at least 9 months with a first class acceptable charterer (in the absolute discretion of the Lender) is that shown by taking the average of two valuations prepared:

(a)                                  as at a date not more than 4 weeks previously;

(b)                                 by 2 Approved Brokers appointed by the Borrower, with both reporting to the Lender;

(c)                                  with or without physical inspection of that Fleet Vessel (as the Lender may require);

(d)                                 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)                                  after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 14.4 is greater than 10 per cent. a valuation shall be commissioned from a third Approved Broker appointed by the Lender.  Such valuation shall be conducted in accordance with this Clause 14.4 and the Market Value of the Fleet Vessel in such circumstances shall be the average of the initial 2 valuations and the valuation provided by the third Approved Broker.

14.5                        Valuation of Ship subject to long-term charter.  The Market Value of a Fleet Vessel subject to a Mortgage which at the relevant time is subject to a charter or other contract of employment having an unexpired term of at least 9 months with a first class charterer acceptable to the Lender (which acceptance shall not be unreasonably withheld) shall be the aggregate of the present values (as may be conclusively determined by the Lender) of:

(a)                                  the Bareboat-equivalent Time Charter Income of the Fleet Vessel in respect of the remaining unexpired term of the relevant charter or other contract of employment excluding any periods for which the relevant charter or contract of employment may be renewed at the option of any party (for the purposes of this Clause 14.5, an “option period”); and

(b)                                 the current charter-free market value (determined in accordance with Clause 14.4 but subject to the adjustments referred to in this Clause 14.5) of a vessel with identical characteristics to the Fleet Vessel other than its age which shall, for the purposes of this Clause 14.5, be considered to be the age of the Fleet Vessel at the expiration of the charter or other contract of employment to which the Fleet Vessel is subject at the relevant time (excluding any option periods), as such value may be adjusted to take into account the terms of any commitments undertaken by the Owner of the Fleet Vessel which may affect its value.

For the purposes of this Clause 14.5, the discount rate which will apply in calculating the present value of the amounts referred to in paragraphs (a) and (b) will be the applicable Interest Rate Swap Rate for a period equal to the unexpired term of the Fleet Vessel’s time charter or other contract of employment (excluding any option periods (rounded up to the nearest integral year)) unless the unexpired term of the Fleet Vessel’s charter or other contract of employment (excluding any option periods) is less than 12 months in which the Interest Rate Swap Rate for a period of 12 months will apply.

14.6                        Value of additional security.  The net realisable value of any additional security which is provided under Clause 14.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.4.

14.7                        Valuations binding.  Any valuation under paragraph (i) of Clause 14.1, Clauses 14.4, 14.5 or 14.6 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

14.8                        Provision of information.  The Borrower shall promptly provide the Lender and any Approved Broker or expert acting under Clause 14.4, 14.5 or 14.6 with any information which the Lender or the Approved Broker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Lender (or the expert appointed by them) consider prudent.

14.9                        Payment of valuation expenses.  Without prejudice to the generality of the Borrower’s obligations under Clauses 19.2, 19.3 and 19.3, the Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any Approved Broker or expert instructed or approved by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

14.10                 Frequency of Valuations.  The Borrower acknowledges and agrees that the Lender may commission valuations of the Ships at such times as the Lender shall deem necessary and, in any event, not less often than once during each 3-month period of the Security Period Provided that in each calendar year one set of valuations of each Ship may be obtained from the electronic services provided by an Approved Broker subject to such electronic services having been previously approved by the Lender in writing.

15                                  PAYMENTS AND CALCULATIONS

15.1                        Currency and method of payments.  All payments to be made by the Borrower to the Lender under a Finance Document shall be made:

(a)                                  by not later than 11.00 a.m. (New York City time) on the due date;

(b)                                 in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)                                  to such account of the Lender with a bank in New York as the Lender may from time to time notify the Borrower.

15.2                        Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)                                  the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3                        Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4                        Lender accounts.  The Lender shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

15.5                        Accounts prima facie evidence.  If any accounts maintained under Clause 15.4 show an amount to be owing by the Borrower or a Security Party to the Lender, those accounts shall, be prima facie evidence that that amount is owing to the Lender.

16                                  APPLICATION OF RECEIPTS

16.1                        Normal order of application.  Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document and the Master Agreement shall be applied:

FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)            first, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under the Finance Documents and the Master Agreement other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 19, 20 and 21 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement;

(ii)           secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 16); and

(iii)          thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Lender, by notice to the Borrower and the Security Parties states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

16.2                        Variation of order of application.  The Lender may by notice to the Borrower and the Security Parties provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3                        Notice of variation of order of application.  The Lender may give notices under Clause 16.2 from time to time in respect of sums which may be received or recovered in the future.

16.4                        Appropriation rights overriden.  This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

17                                  APPLICATION OF EARNINGS

17.1                        Payment of Earnings.  The Borrower undertakes with the Lender to ensure that, throughout the Security Period (subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Danaos Earnings Account.

17.2                        Application of Earnings.  The Borrower undertakes with the Lender to procure that money from time to time credited to, or for the time being standing to the credit of, the Danaos Earnings Account shall, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 16.1 shall be and become applicable), be available for application in the following manner:

(a)                                  in or towards meeting the costs and expenses from time to time incurred by or on behalf of the relevant Owner in connection with the operation of the Ship owned by it;

(b)                                 in or towards making payments of all amounts due and payable by the Borrower under this Agreement other than the payments of principal and interest pursuant to Clauses 7.1 and 4.1; and

(c)                                  as to any surplus from time to time arising on the Danaos Earnings Account following application as aforesaid, to be paid to the relevant Owner or, as the case may be, the Borrower or to whomsoever the Borrower may direct.

17.3                        Location of accounts.  The Borrower shall promptly:

(a)                                  comply with any requirement of the Lender as to the location or re-location of the Danaos Earnings Account; and

(b)                                 execute of, any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over the Danaos Earnings Account.

18                                  EVENTS OF DEFAULT

18.1                        Events of Default.  An Event of Default occurs if:

(a)                                  the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; such failure shall not constitute an Event of Default if:

(i)            such failure is due to a bank payment transmission error; and

(ii)           the Borrower or the relevant Security Party remedies such failure within 3 days or the due date of payment of the relevant amount; or

(b)                                 any breach occurs of Clause 8, 10.3, 11.2, 11.3, 11.4, 11.5, 12.2 or 14.1; or

(c)                                  any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the reasonable opinion of the Lender, such default is capable of remedy, and such default is not remedied within 14 Business Days after written notice from the Lender requesting action to remedy the same; or

(d)                                 (subject to any applicable grace period specified in the Finance Document) any breach (which the Lender considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)                                  any representation, warranty or statement (which the Lender considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made such failure shall not constitute an Event of Default if an innocent misrepresentation has been made and which, if capable of remedy, is remedied within 10 Business Days of its occurrence unless such innocent misrepresentation is made on a Drawdown Date; or

(f)                                    any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (other than the Borrower) or any Financial Indebtedness of the Borrower of at least $1,000,000 (or the equivalent in another currency) in aggregate in the case of any Financial Indebtedness falling within paragraph (a) of the definition of that term or any Financial Indebtedness falling within all other paragraphs of the definition of that term (or, when aggregated with any Financial Indebtedness falling within paragraph (a) of that term) of at least $10,000,000 in aggregate (or the equivalent in another currency):

(i)            any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)           any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)          a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is lawfully terminated by the lessor or owner or becomes capable of being lawfully terminated as a consequence of any termination event; or

(iv)          any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)           any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)                                 any of the following occurs in relation to a Relevant Person:

(i)            a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)           any assets of a Relevant Person are subject of any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $10,000,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)          any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)          a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(v)           a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)          a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)         any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)        in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Lender, is similar to any of the foregoing; or

(h)                                 the Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of the Borrower is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of the Borrower is seized, nationalised, expropriate of compulsorily acquired; or

(i)                                     it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)            for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)           for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)                                     any consent necessary to enable any Owner or YM to own, operate or charter the Ship owned by it or to enable the Borrower, any Owner or any Security Party to comply with any provision which the Lender considers material of a Finance Document, any Charterparty or a Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled if this materially affects the security position of the Lender (or any of them) or the ability of the Borrower or a Security Party to timely discharge and/or perform its or their liabilities and obligations (or any of them) under any Finance Document; or

(k)                                  if, without the prior consent of the Lender, members of Dr John Coustas’ family (either directly and/or through companies beneficially owned by members of the Dr John Coustas’ family and/or trusts or foundations of which members of the Dr John Coustas’ family are beneficiaries) own and control less than 51 per cent. of the issued voting share capital of the Borrower; or

(l)                                     if, without the prior consent of the Lender, the shares of the Borrower cease to be listed on the New York Stock Exchange; or

(m)                               it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(n)                                 any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)                                 the security constituted by a Finance Document is in any way imperilled or in jeopardy unless within 14 Business Days of the security being so imperilled or jeopardised (i) the Borrower or a Security Party provides to the Lender security in the form of a new Finance Document which, in the opinion of the Lenders, is equivalent to that constituted by the Finance Document which has become imperilled or jeopardised or (ii) the security ceases to be imperilled or in jeopardy; or

(p)                                 any of the Charterparties is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason prior to its stated termination date and the relevant Charterparty is not replaced within 30 days (or 60 days if the relevant Ship may not be chartered due to a defect or is drydocked for repairs) by another charter having similar characteristics to that Charterparty and with a charterer, in a form and on terms acceptable to the Lender; or

(q)                                 any of the Charterers ceases to be a party to the Charterparty entered into by it unless the obligations of any replacement charterer are guaranteed by the original Charterer (on terms satisfactory to the Lender);

(r)                                    the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Lender; or

(s)                                  for any reason whatsoever, any Ship ceases to be managed by the Approved Manager on terms in all respects approved by the Lender; or

(t)                                    an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(u)                                 any other event occurs or any other circumstances arise or develop including, without limitation:

(i)            a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or

(ii)           any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a material risk that the Borrower is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2                        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default which is continuing, the Lender may:

(a)                                  serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

(b)                                 serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)                                  take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b) above, the Lender is entitled to take under any Finance Document or any applicable law.

18.3                        Termination of Commitment.  On the service of a notice under paragraph (a) of Clause 18.2, the Commitment and all other obligations of the Lender to the Borrower under this Agreement shall terminate.

18.4                        Acceleration of Loan.  On the service of a notice under paragraph (b) of Clause 18.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5                        Multiple notices; action without notice.  The Lender may serve notices under paragraphs (a) and (b) of Clause 18.2 simultaneously or on different dates and the Lender may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6                        Exclusion of Lender liability.  Neither the Lender, nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)                                  for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)                                 as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7                        Relevant Persons.  In this Clause 18 “a Relevant Person” means the Borrower, Security Party and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

18.8                        Interpretation.  In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19                                  FEES AND EXPENSES

19.1                        Arrangement and commitment fees.  The Borrower shall pay to the Lender:

(a)                                  a non-refundable arrangement fee of $775,600 on 28 March 2008; and

(b)                                 a commitment fee at the rate of 0.25 per cent. per annum on the undrawn balance of the Loan during the period from (and including) the earlier of (i) the date of this Agreement and (ii) 1 June 2008 up to and including the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period for Tranche C, such commitment fee to be payable every 3 months in arrears and on the last day of such period.

19.2                        Costs of negotiation, preparation etc.  The Borrower shall pay to the Lender on its demand the amount of all expenses reasonably incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

19.3                        Costs of variations, amendments, enforcement etc.  The Borrower shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)                                  any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)                                 any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)                                  the valuation of any security provided or offered under Clause 14 or any other matter relating to such security; or

(d)                                 any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4                        Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

19.5                        Certification of amounts.  A notice which is signed by an officer of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

20                                  INDEMNITIES

20.1                        Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Lender on the Lender’s demand in respect of all expenses, liabilities and losses (including, without limitation, any loss of Margin) which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                  an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)                                  any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6); and

(d)                                 the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2                        Breakage costs.  Without limiting its generality, Clause 20.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(a)                                  in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)                                 in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or that part which the Lender determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

20.3                        Miscellaneous indemnities.  The Borrower shall fully indemnify the Lender on its demand in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Lender in any country, in relation to:

(a)                                  any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; and

(b)                                 any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s own officers or employees.

20.4                        Environmental Indemnity.  Without prejudice to its generality, Clause 20.3 covers any claims, demands, proceedings, liabilities, taxes, losses or expenses of every kind which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code or the ISPS Code.

20.5                        Currency indemnity.  If any sum due from the Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                                  making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                                 obtaining an order or judgment from any court or other tribunal; or

(c)                                  enforcing any such order or judgment,

the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.5, the “available rate of exchange” means the rate at which the Lender concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.6                        Application of Master Agreement.   For the avoidance of doubt, Clause 20.5 does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

20.7                        Certification of amounts.  A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21                                  NO SET-OFF OR TAX DEDUCTION

21.1                        No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)                                  without any form of set-off, cross-claim or condition; and

(b)                                 free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

21.2                        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)                                  the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)                                 the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)                                  the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3                        Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4                        Exclusion of tax on overall net income.  In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.5                        Application of Master Agreement.  For the avoidance of doubt, Clause 21 does not apply in respect of sums due from the Borrower under or in connection with the Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

22                                  ILLEGALITY, ETC

22.1                        Illegality.  This Clause 22 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

(a)                                  unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)                                 contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2                        Notification and effect of illegality.  On the Lender notifying the Borrower under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective, the Borrower shall prepay the Loan in full in accordance with Clause 7.

23                                  INCREASED COSTS

23.1                        Increased costs.  This Clause 23 applies if the Lender notifies the Borrower that the Lender considers that as a result of:

(a)                                  the introduction or alteration after the date of this Agreement of a law or a regulation, or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)                                 the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement including, without limitation, the implementation of any regulations which may replace, amend and/or supplement those set out in the statement of the Basel Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures”) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:

(i)            an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)           a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)          an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)          a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.2                        Payment of increased costs.  The Borrower shall pay to the Lender, on the Lender’s demand, the amounts which the Lender from time to time notifies the Borrower that is necessary to compensate it for the increased cost.

23.3                        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 23.2, the Borrower may give the Lender not less than 15 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

23.4                        Prepayment; termination of Commitment.  A notice under Clause 23.3 shall be irrevocable; and on the date specified in the Borrower’s notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan together with accrued interest thereon at the applicable rate plus the Margin.

23.5                        Application of prepayment.  Clause 7 shall apply in relation to the prepayment.

24                                  SET-OFF

24.1                        Application of credit balances.  The Lender may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)                                  apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from the Borrower to the Lender under any of the Finance Documents; and

(b)                                 for that purpose:

(i)            break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)           convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)          enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

24.2                        Existing rights unaffected.  The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

25                                  TRANSFERS AND CHANGES IN LENDING OFFICES

25.1                        Transfer by Borrower.  The Borrower may not, without the prior consent of the Lender:

(a)                                  transfer any of its rights or obligations under any Finance Document; or

(b)                                 enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

25.2                        Assignment by Lender.  The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of the Borrower.

25.3                        Rights of assignee.  In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4                        Sub-participation; subrogation assignment.  The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower or any Security Party and the Lender may assign, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5                        Disclosure of information.  The Lender may provide or disclose to an actual or potential assignee or sub-participant or any person who may otherwise enter into or propose to enter into contractual relations with that Lender in connection with this Agreement or to any other person as required by any applicable law or regulation, a copy of this Agreement, copies of all information provided by the Borrower or any of the Security Parties under or in connection with each Finance Document, details of drawings made by the Borrower under this Agreement and information regarding the performance by the Borrower and the Security Parties of their obligations under this Agreement and the other Finance Documents.

25.6                        Change of lending office.  The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

(a)                                  the date on which the Borrower receives the notice; and

(b)                                 the date, if any, specified in the notice as the date on which the change will come into effect.

26                                  VARIATIONS AND WAIVERS

26.1                        Variations, waivers etc. by Lender.  Subject to Clause 26.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower and by the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2                        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 26.1 no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                                  a provision of this Agreement or another Finance Document; or

(b)                                 an Event of Default; or

(c)                                  a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                                 any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27                                  NOTICES

27.1                        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2                        Addresses for communications.  A notice shall be sent:

(a) to the Borrower:	c/o Approved Manager
Akti Kondyli 14
185 45 Piraeus
Greece
Fax No: +30 210 422 0853

(b) to the Lender:	Credit Suisse
St. Alban-Graben 1-3
PO Box CH-4002
Basel
Switzerland
Fax No: +41 61 266 7939

or to such other address as the relevant party may notify the other.

27.3                        Effective date of notices.  Subject to Clauses 27.4 and 27.5:

(a)                                  a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)                                 a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

27.4                        Service outside business hours.  However, if under Clause 27.3 a notice would be deemed to be served:

(a)                                  on a day which is not a business day in the place of receipt; or

(b)                                 on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5                        Illegible notices.  Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6                        Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

27.7                        English language.  Any notice under or in connection with a Finance Document shall be in English.

27.8                        Meaning of “notice”.  In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28                                  SUPPLEMENTAL

28.1                        Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to the Lender are:

(a)                                  cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2                        Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3                        Counterparts.  A Finance Document may be executed in any number of counterparts.

28.4                        Benefit and binding effect.  The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

28.5                        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29                                  LAW AND JURISDICTION

29.1                        English law.  This Agreement shall be governed by, and construed in accordance with, English law.

29.2                        Exclusive English jurisdiction.  Subject to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3                        Choice of forum for the exclusive benefit of the Lender.  Clause 29.2 is for the exclusive benefit of the Lender, which reserves the right:

(a)                                  to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

29.4                        Process agent.  The Borrower irrevocably appoints Danaos Management Consultants at their office for the time being, presently at 4 Staple Inn, Holborrn, London WC1V 7QU,

England to act as its process agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

29.5                        Lender rights unaffected.  Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6                        Meaning of “proceedings”.  In this Clause 29, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:                              Credit Suisse

St. Alban-Graben 1-3

PO Box CH-4002

Basel

Switzerland

Fax No: +41 61 266 7939

2008

DRAWDOWN NOTICE

1                                         We refer to the loan agreement (the “Loan Agreement”) dated              2008 and made between us, the Borrower and you, the Lender, in connection with a facility of up to US$221,600,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2                                         We request to borrow the [       ] Advance of Tranche [              ] as follows:

(a)                                  Amount: US$[              ];

(b)                                 Drawdown Date:  [              ];

(c)                                  Duration of the first Interest Period shall be [      ] months;

(d)                                 Payment instructions : account of [                         ] and numbered [                                    ] with [                ] of [                 ].

3                                         We represent and warrant that:

(a)                                  the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)                                 no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4                                         This notice cannot be revoked without your prior consent.

5                                         We authorise you to deduct any fees including the arrangement fee and any accrued commitment fee referred to in Clause 19 from the amount of the Advance.

Attorney-in-Fact

for and on behalf of

DANAOS CORPORATION

SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

In this Schedule 2 “Relevant Ship” means, in relation to a Tranche of an Advance to be made under such Tranche, the Ship which is to be part-financed by that Tranche.

PART A

The following are the documents referred to in Clause 8.1(a).

1                                         A duly executed original of each Guarantee, the Master Agreement, the Master Agreement Assignment and the Danaos Earnings Account Pledge.

2                                         Certified copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3                                         Copies of resolutions of the shareholders and directors of each Owner authorising the execution of each of the Finance Documents to which that Owner is a party and, in the case of each Owner ratifying the execution of the Shipbuilding Contracts.

4                                         Evidence that the Danaos Earnings Account has been duly opened with the Lender by the Borrower.

5                                         The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or each Owner.

6                                         Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or any Shipbuilding Contract.

7                                         Original Refund Guarantees.

8                                         Documentary evidence that the agent for service of process named in Clause 29 has accepted its appointment.

9                                         Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, Liberia and Korea and such other relevant jurisdictions as the Lender may require.

10                                  Copies of each Charterparty duly executed by the parties thereto.

11                                  If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

PART B

The following are the documents referred to in Clause 8.1(b).

1                                         A duly executed original of the Predelivery Security Assignment for the Relevant Ship (and of each document required to be delivered pursuant thereto).

2                                         Documentary evidence that the steel-cutting of the Relevant Ship has commenced in accordance with the relevant Shipbuilding Contract.

3                                         A duly issued invoice from the relevant Builder showing all sums due and payable to that Builder pursuant to Article II.4(b) of Shipbuilding Contract A, Article X.2(b) of

Shipbuilding Contract B or, as the case may be, Article X.1(b) of Shipbuilding Contract C upon steel-cutting of the Relevant Ship.

4                                         Written confirmation from the relevant Owner and the Approved Manager that they have irrevocably accepted and approved the building works which have been completed on the Relevant Ship up to the date of her steel cutting.

PART C

The following are the documents referred to in Clause 8.1(c).

1                                         Documentary evidence that the keel of the Relevant Ship has been laid in accordance with the relevant Shipbuilding Contract.

2                                         A duly issued invoice from the relevant Builder showing all sums due and payable to that Builder pursuant to Article II.4(c) of Shipbuilding Contract A, Article X.2(c) of Shipbuilding Contract B or, as the case may be, Article X.1(c) of Shipbuilding Contract C upon keel-laying of the Relevant Ship.

3                                         Written confirmation from the relevant Owner and the Approved Manager that they have irrevocably accepted and approved the building works which have been completed on the Relevant Ship up to the date of her keel-laying.

PART D

The following are the documents referred to in Clause 8.1(d).

1                                         Documentary evidence that the Relevant Ship has been launched accordance with the relevant Shipbuilding Contract.

2                                         A duly issued invoice from the relevant Builder showing all sums due and payable to that Builder pursuant to Article X.2(d) of the Shipbuilding Contract B or, as the case may be, Article X.1(d) of the Shipbuilding Contract C upon launching of the Relevant Ship.

3                                         Written confirmation from the relevant Owner and the Approved Manager that they have irrevocably accepted and approved the building works which have been completed on the Relevant Ship up to the date of her launching.

PART E

The following are the documents referred to in Clause 8.1(e).

1                                         A duly executed original of the Mortgage, the Deed of Covenant (if applicable), the General Assignment and the Charterparty Security Assignment (and of each document to be delivered under each of them) in respect of the Relevant Ship.

2                                         A duly executed certified true copy of the Bareboat Charter Security Agreement (and of each document to be delivered thereunder) if the Relevant Ship is Ship C.

3                                         Documentary evidence that:

(a)                                  the Relevant Ship has been unconditionally delivered by the relevant Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part being financed by the relevant Tranche) has been duly paid;

(b)                                 the Relevant Ship has been unconditionally delivered by its Owner to, and accepted by, its Charterer for operation under the Charterparty relative to that Ship;

(c)                                  the Relevant Ship is definitively and permanently registered in the name of the relevant Owner under an Approved Flag;

(d)                                 the Relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(e)                                  the Relevant Ship maintains the highest available class with a classification society which is a member of the International Association of Classification Societies and which his acceptable to the Lender free of all overdue recommendations and conditions affecting the class;

(f)                                    the Mortgage and (if applicable) the Deed of Covenant in respect of the Relevant Ship have been duly registered against the Relevant Ship as a valid first preferred or priority ship mortgage and (if applicable) collateral deed of covenant in accordance with the laws of the applicable Approved Flag State; and

(g)                                 the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

4                                         Documents establishing that the Relevant Ship will, as from its Delivery Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)                                  the Approved Manager’s Undertaking in respect of the Relevant Ship; and

(b)                                 copies of the document of compliance (DOC), and the safety management certificate (SMC) pursuant to the ISM Code and International Ship Security Certificate issued pursuant to the ISPS Code in relation to the Ship, the relevant Owner and/or the Approved Manager and/or YM.

5                                         A valuation of the Relevant Ship addressed to the Lender and dated no earlier than 30 days prior to the relevant Delivery Date, stated to be for the purposes of this Agreement and prepared in accordance with Clause 14 which shows the value of the Relevant Ship in an amount acceptable to the Lender.

6                                         A favourable opinion (at the cost of the Borrower) from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

7                                         A written statement, satisfactory to the Lender, evidencing the calculation of the Delivered Cost of each Ship (with a detailed breakdown of the Extra Pre-Delivery Costs for each Ship) signed by the chief financial officer of the Borrower.

8                                         Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, Liberia and the Approved Flag State and such other relevant jurisdictions as the Lender may require

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Owner.

SCHEDULE 3

AMOUNT OF ADVANCES

Ship A

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Extra Pre- Delivery Costs	Maximum amount of Advance
	($)	($)	($)
Steel-cutting	6,380,000	0.00	6,380,000
Keel-laying	6,380,000	0.00	6,380,000
Delivery	38,280,000	4,960,000	43,240,000
Total		4,960,000	56,000,000

Ship B

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Extra Pre- Delivery Costs	Maximum amount of Advance
	($)	($)	($)
Steel-cutting	18,300,000	0.00	18,300,000
Keel-laying	9,150,000	0.00	9,150,000
Launching	9,150,000	0.00	9,150,000
Delivery	36,600,000	6,800,000	43,400,000
Total		6,800,000	80,000,000

Ship C

Stage of Construction	Amount due to Yard under Shipbuilding Contract	Extra Pre- Delivery Costs	Maximum amount of Advance
	($)	($)	($)
Steel-cutting	9,900,000	0.00	9,900,000
Keel-laying	9,900,000	0.00	9,900,000
Launching	9,900,000	0.00	9,900,000
Delivery	49,500,000	6,400,000	55,900,000
Total		6,400,000	85,600,000

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:          Credit Suisse

St. Alban-Graben 1-3

PO Box CH-4002 Basel

Switzerland

Attn:

2008

Dear Sirs,

We refer to a loan agreement                2008 (the “Loan Agreement”) made between yourselves as lender and ourselves as borrower in relation to a loan facility of up to $221,600,000 in aggregate.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Borrower’s Group for the [Financial Year] [6-month period] ended [•].  The accounts (i) have been prepared in accordance with all applicable laws and USGAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower’s Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrower’s Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Value Adjusted Total Assets of the Borrower’s Group as at [•].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [•], the Borrower confirms compliance with the financial covenants set out in Clause 11.5 of the Loan Agreement for the [12][6] months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [•]:

(a)                                  the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) is [•]:[•];

(b)                                 the aggregate of all Cash and Cash Equivalents is $[•];

(c)                                  the Interest Coverage Ratio is [•]:[•];

(d)                                 the Market Value Adjusted Net Worth of the Borrower’s Group is $[•]; and

(e)                                  the Book Net Worth of the Borrower’s Group is $[•].

This certificate shall be governed by, and construed in accordance with, English law.

[•]
Chief Financial Officer of
Danaos Corporation

SCHEDULE 5

MANDATORY COST FORMULA

1                                         The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2                                         On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3                                         The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent.  This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4                                         The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Facility Agent as follows:

Where:

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Lenders to the Facility Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5                                         For the purposes of this Schedule:

(a)                                  “Special Deposits” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(a)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(b)                                 “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(c)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6                                         If requested by the Facility Agent, each Lender lending from a lending office in the United Kingdom shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7                                         Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its lending office; and

(c)                                  any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph.

8                                         The rates of charge of each Lender lending from a lending office in the United Kingdom for the purpose of calculating E shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9                                         The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10                                  The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11                                  Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Facility Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties

SCHEDULE 6

DESIGNATION NOTICE

To:          Credit Suisse

St. Alban - Graben 1-3

P.O. Box, CH-4002

Basel

Switzerland

[date]

Dear Sirs

Loan Agreement dated          January 2005 made between (i) ourselves as Borrower and (ii) yourselves as Lender (the “Loan Agreement”)

We refer to:

1.                                       the Loan Agreement;

2.                                       the Master Agreement; and

3.                                       a Confirmation delivered pursuant to the said Master Agreement dated [•].

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully,

for and on behalf of
DANAOS CORPORATION

EXECUTION PAGE

BORROWER

SIGNED by Mr. Iraklis Prokopakis	)
for and on behalf of	)
DANAOS CORPORATION	)	/s/ Iraklis Prokopakis
in the presence of:	)

LENDER

SIGNED by	)
for and on behalf of	)
CREDIT SUISSE	)	/s/ Credit Suisse
in the presence of:	)